QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VCAMPUS CORPORATION

        I. VCampus Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that its Certificate of Incorporation, originally filed with the Delaware Secretary of State on March 22, 1985 under the name "INTELMACH CORPORATION", as amended, is hereby amended and restated in its entirety as follows:

ARTICLE I

        The name of the Corporation is VCampus Corporation.

ARTICLE II

        The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent is The Corporation Trust Company.

ARTICLE III

        The general nature of the business and the object and purposes to be transacted, promoted or carried on by the Corporation are:

        (1)   to design, produce and market certain advanced technology products;

        (2)   to hold equity and other interests in other corporations and other legal entities engaged in such activities; and

        (3)   to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

        A.    Classes of Stock.    The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock which the Corporation has authority to issue is Thirty-Six Million One Hundred Seventy-One Thousand Five Hundred Eighty-Six (36,171,586) shares, par value One Cent ($0.01) per share, of which Thirty-Six Million (36,000,000) shares shall be designated "Common Stock," and One Hundred Seventy-One Thousand Five Hundred Eighty-Six (171,586) shares shall be designated "Preferred Stock."

        B.    Rights, Preferences, Privileges and Restrictions of Preferred Stock.    Shares of Preferred Stock may be issued from time-to-time in one or more series, each such series to have such distinctive designation or title as may be stated and expressed in this Article IV or as may be fixed by the Board of Directors prior to the issuance of any shares of such series. Each such series of Preferred Stock shall have such voting powers, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations, or restrictions as shall be stated and expressed in this Article IV or in the resolution or resolutions providing for the issue of such shares of Preferred Stock as may be adopted from time-to-time by the Board of Directors, in accordance with the laws of the State of Delaware.

ARTICLE V

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VI

        The initial By-laws of the Corporation shall be adopted by the Directors of the Corporation; thereafter, the By-laws shall be altered or repealed as provided therein.

ARTICLE VII

        To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duly as a director.

        II.    Effective May 18, 2004, the necessary number of shares as required by statute were voted in favor of the above amendment and restatement.

        III.  The above Amended and Restated Certificate of Incorporation, herein certified, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this 7th day of June 2004.

VCAMPUS CORPORATION
By:	/s/ CHRISTOPHER L. NELSON Christopher L. Nelson, Chief Financial Officer and Secretary

QuickLinks

  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VCAMPUS CORPORATION
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII